PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

		For The Three Months		For The Nine Months
		Ended September 30,		Ended September 30,
		2016	2015	2016	2015
Net income		$38,994	$46,277	$105,397	$115,941
Interest expense		129	3,354	5,436	9,979
Earnings available to cover fixed charges		$39,123	$49,631	$110,833	$125,920
Fixed charges (1)		$243	$3,637	$6,289	$10,792
Preferred stock dividends		13,833	17,609	41,498	47,853
Combined fixed charges and preferred distributions		$14,076	$21,246	$47,787	$58,645
Ratio of earnings to fixed charges		161.0	13.6	17.6	11.7
Ratio of earnings to combined
fixed charges and preferred distributions		2.8	2.3	2.3	2.1

	For the Years Ended December 31,
	2015	2014	2013	2012	2011
Income from continuing operations	$148,970	$204,700	$116,144	$94,395	$99,563
Interest expense	13,270	13,509	16,074	20,618	5,455
Earnings from continuing operations available to
cover fixed charges	$162,240	$218,209	$132,218	$115,013	$105,018
Fixed charges (1)	$14,428	$14,453	$16,433	$20,618	$5,455
Preferred stock dividends	61,885	60,488	59,216	69,136	41,799
Preferred partnership distributions	—	—	—	323	(6,991)
Combined fixed charges and preferred distributions	$76,313	$74,941	$75,649	$90,077	$40,263
Ratio of earnings from continuing operations to
fixed charges	11.2	15.1	8.0	5.6	19.3
Ratio of earnings from continuing operations to combined
fixed charges and preferred distributions	2.1	2.9	1.7	1.3	2.6

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(1)Fixed charges include interest expense and capitalized interest.

PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

		For The Three Months		For The Nine Months
		Ended September 30,		Ended September 30,
		2016	2015	2016	2015
FFO		$49,792	$38,905	$138,785	$119,096
Interest expense		129	3,354	5,436	9,979
Preferred stock dividends		13,833	17,609	41,498	47,853
FFO available to cover fixed charges		$63,754	$59,868	$185,719	$176,928
Fixed charges (1)		$243	$3,637	$6,289	$10,792
Preferred stock dividends (2)		13,833	15,122	41,498	45,366
Combined fixed charges and preferred distributions paid		$14,076	$18,759	$47,787	$56,158
Ratio of available FFO to fixed charges		262.4	16.5	29.5	16.4
Ratio of available FFO to combined fixed charges and
preferred distributions paid		4.5	3.2	3.9	3.2

	For the Years Ended December 31,
	2015	2014	2013	2012	2011
FFO	$164,244	$162,196	$165,845	$134,472	$149,797
Interest expense	13,270	13,509	16,074	20,618	5,455
Net income allocable to noncontrolling interests —
preferred units	—	—	—	323	(6,991)
Preferred stock dividends	61,885	60,488	59,216	69,136	41,799
FFO available to cover fixed charges	$239,399	$236,193	$241,135	$224,549	$190,060
Fixed charges (1)	$14,428	$14,453	$16,433	$20,618	$5,455
Preferred stock dividends (2)	59,398	60,488	59,216	51,969	41,799
Preferred partnership distributions (2)	—	—	—	174	398
Combined fixed charges and preferred distributions paid	$73,826	$74,941	$75,649	$72,761	$47,652
Ratio of available FFO to fixed charges	16.6	16.3	14.7	10.9	34.8
Ratio of available FFO to combined fixed charges and
preferred distributions paid	3.2	3.2	3.2	3.1	4.0

____________

(1)Fixed charges include interest expense and capitalized interest.

(2)Excludes the issuance costs related to the redemption/repurchase of preferred equity and the gain on the repurchase of preferred equity.